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                                                                  EXHIBIT 4.1

                       SENSORMATIC ELECTRONICS CORPORATION

                           DIRECTORS STOCK OPTION PLAN

                  1. PURPOSE. The purpose of the Directors Stock Option Plan (the "Plan") is to aid the Company in attracting, retaining and motivating directors by providing them with incentives for making significant contributions to the growth and profitability of the Company. The Plan is designed to accomplish this goal by the granting of stock options, thereby providing Participants with a proprietary interest in the growth, profitability and success of the Company. The Plan succeeds the Directors Stock Option Plan (the "1990 Directors Plan"), which was established in March 1990 as a subplan under the Company's 1989 Stock Incentive Plan. Stock options granted to directors of the Company pursuant to the 1990 Directors Plan are deemed to have been granted under the Plan and are governed by the terms and conditions of the Plan.

                  2.  DEFINITIONS.

                  (a) BOARD.  The Board of Directors of the Company.

                  (b) CODE. The Internal Revenue Code of 1986, as amended from time to time.

                  (c) COMMITTEE. The members of the Board or a committee composed of not less than two members thereof as may be designated from time to time by the Board, who shall administer the Plan.

                  (d) COMPANY.  Sensormatic Electronics Corporation.

                  (e) DISCRETIONARY STOCK INCENTIVE PLAN. The Company's 1995 Stock Incentive Plan, together with its predecessor stock incentive plans and any successor stock incentive plans.

                  (f) EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.

                  (g) FAIR MARKET VALUE. If the Stock is listed on the New York Stock Exchange (or other national exchange), the average of the high and low sale prices as reported on the New York Stock Exchange (or such other exchange) or, if the Stock is not listed on a national exchange, the average of the high and low sale prices of the Stock in the over-the-counter market, as reported by the National Association of Securities Dealers through its Automated Quotation System or otherwise, in either case for the date in question, PROVIDED that if no transactions in the Stock are reported for that date, the average of the high and low sale prices as so reported for the preceding day on which transactions in the Stock were effected.




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                  (h) NON-EMPLOYEE DIRECTORS. Directors of the Company who are
not officers or employees of the Company or any direct or indirect subsidiary of the Company.

                  (i) OPTION. A non-qualified stock option to purchase shares of Stock granted, or deemed to have been granted, pursuant to the terms and conditions of the Plan.

                  (j) OPTION AGREEMENT. An agreement between the Company and a Participant setting forth the terms, conditions and limitations applicable to an Option.

                  (k) PARTICIPANT. A director of the Company to whom an Option has been granted.

                  (l) STOCK. Authorized and issued or unissued shares of Common Stock of the Company or any security issued in exchange or substitution therefor.

                  (m) STOCK INCENTIVE PLAN COMMITTEE. The committee designated to adminis ter a Discretionary Stock Incentive Plan.

                  3. ELIGIBILITY. Only the following persons are eligible to participate in the Plan: (a) directors who are members of a Stock Incentive Plan Committee and (b) Non-Employee Directors who (i) have not been designated by the Board within 30 days after becoming a director as being eligible to receive awards under a Discretionary Stock Incentive Plan or, (ii) having been eligible to participate in a Discretionary Stock Incentive Plan, have ceased to be so eligible as a result of a determination by the Board. The eligibility of any such director to participate in the Plan shall cease if such director is subsequently designated as being eligible to receive awards (as defined in the Discretionary Stock Incentive Plan) under a Discretionary Stock Incentive Plan.

                  4. STOCK AVAILABLE FOR OPTIONS. Subject to Section 8 hereof, a total of 575,000 shares of Stock shall be available for issuance pursuant to options granted under or deemed granted under the Plan, including shares of Stock which after the effective date of the Plan may be issued under stock options which were granted originally under the 1990 Directors Plan and were outstanding at the effective date of the Plan. From time to time, the Board and appropriate officers of the Company shall file such documents with governmental authorities and, if the Stock is listed on the New York Stock Exchange (or other national exchange), with such stock exchange, as are required to make shares of Stock available for issuance pursuant to Options and publicly tradeable. Shares of Stock related to Options, or portions of Options, that are forfeited, canceled or terminated, expire unexercised, are surrendered in exchange for other Options, or in such manner that all or some of the shares covered by an Option are not and will not be issued to a Participant, shall be restored to the total number of shares of Stock available for issuance pursuant to Options.

                  5. ADMINISTRATION. The Plan shall be administered by the Committee, which shall have full and exclusive power to (a) construe and interpret the Plan and all Option Agreements, (b) adopt and amend such rules, procedures, regulations and guidelines for carrying out the Plan as it may deem necessary or desirable and (c) take any other action necessary for the proper operation and administration of the Plan, all of which powers shall be exercised in a

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manner consistent with the objectives, and in accordance with the terms and conditions, of the Plan; PROVIDED, HOWEVER, that no discretion regarding the grant, amount, timing, terms and conditions of Options granted, or deemed granted, under the Plan shall be afforded to the Committee. All actions of the Committee with respect to the Plan shall require the vote of a majority of its members or, if there are only two members, by the vote of both. Any action of the Committee may be taken by a written instrument signed by a majority (or both) of such members and any action so taken shall be as effective as if it had been taken by a vote of such members at a meeting. All determinations and acts of the Committee as to any matters concerning the Plan, including interpretations or constructions of the Plan and any Option Agreement, shall be conclusive and binding on all Participants and on any parties validly claiming through any Participants.

                  6.  GRANTING OF OPTIONS.

                  (a) On the date the Plan became effective, each director who at such date was eligible to participate in the Plan was automatically granted an Option to purchase 20,000 shares of Stock, unless such director was previously granted an option to purchase Stock pursuant to Section 5(a) of the 1990 Directors Plan or otherwise pursuant to a Discretionary Stock Incentive Plan (a "Previous Grant").

                  (b) On the date of the Annual Meeting of Stockholders held in November 1991, and on the date of each succeeding Annual Meeting of Stockholders, each director of the Company who received a Previous Grant and who remains a director and eligible to participate in the Plan shall automatically be granted an Option to purchase 7,500 shares of Stock.

                  (c) On the date that any Non-Employee Director (other than a director who received a Previous Grant or who received a grant pursuant to subparagraph (a) of this Section 6) first becomes eligible to participate in the Plan, such Non-Employee Director shall automatically be granted an Option to purchase 20,000 shares of Stock.

                  (d) Commencing on the date of the Annual Meeting of Stockholders of the Company (i) on or next preceding the second anniversary of the date on which a Participant becomes eligible to participate in the Plan, in the case of a Participant who is granted an Option pursuant to subparagraph (c) of this Section 6, or (ii) on or next preceding the first anniversary of the date on which a Non-Employee Director becomes eligible to participate in the Plan, in the case of a Non-Employee Director who is not granted an Option pursuant to subparagraph (c) of this Section 6, and, in each case, on the date of each succeeding Annual Meeting of Stockholders, any such Participant, if remaining a director and eligible to participate in the Plan, shall automatically be granted an Option to purchase 7,500 shares of Stock.

                  (e) Notwithstanding the foregoing, no Option shall be granted to any person whose service as a director ends at the Annual Meeting of Stockholders on the date of which the Option would otherwise be granted.

                  (f) The number of shares of Stock for which Options shall be granted under this Section 6 is subject to adjustment as set forth in Section 7(l) hereof.

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                  7. OPTIONS. Each Option granted pursuant to, or otherwise to be governed by the terms and conditions of, the Plan shall have the following terms and conditions:

                  (a) Each Option shall have an exercise price equal to the Fair Market Value of a share of Stock on the date of grant.

                  (b) The price at which shares of Stock may be purchased upon exercise of an Option shall be paid in full at the time of exercise, in cash or by (i) tendering Stock or surrendering another stock option, valued at, or on the basis of, the Fair Market Value of the Stock on the date of exercise, (ii) delivery of a promissory note issued by a Participant to the Company pursuant to the terms and conditions of the Company's Stock Purchase Loan Plan or otherwise as determined by the Committee, or (iii) other means acceptable to the Committee. The Committee shall determine acceptable methods for tendering Stock or surrendering other stock options. Participants may also exercise Options and simultaneously sell some or all of the shares of Stock so acquired pursuant to a brokerage or similar arrangement which provides for the payment of the Option exercise price substantially concurrently with the delivery of such shares.

                  (c) Each Option shall be exercisable for a period of ten years from the date of grant.

                  (d) Each Option shall be exercisable as to one-third of the shares of Stock subject to such Option on and after the first anniversary of the date of grant of such Option, as to an additional one-third, on and after the second anniversary thereof, and as to the remaining one-third, on and after the third anniversary thereof.

                  (e) The Company shall have the right to deduct applicable taxes resulting from any exercise of or other payment on an Option and to withhold an appropriate number of shares of Stock for payment of tax withholding obligations, if any, or to take such other action as may be necessary in the opinion of the Company to satisfy any tax withholding obligations. In addition, Participants may elect to (i) have the Company deduct applicable taxes by withholding an appropriate number of shares of Stock for payment of taxes required by law or (ii) tender to the Company for the purpose of satisfying tax payment obligations other Stock held by the Participant. If the Company withholds shares of Stock to satisfy tax payment obligations, the value of such Stock shall be its Fair Market Value on the date the Option is exercised. If a Participant tenders shares of Stock pursuant to clause (ii) above to satisfy tax payment obligations, the value of such Stock shall be the Fair Market Value on the date the Participant tenders such Stock to the Company.

                  (f) Except as otherwise set forth in the applicable Option Agreement or as otherwise provided in paragraphs (g), (h), (i) and (j) of this
Section 7, if a Participant's association with the Company terminates, any unexercised Option (or portion thereof) shall, to the extent it is exercisable pursuant to the terms of such Option on the date of such termination, remain exercisable for a period of three months following the date of termination or until the stated expiration date of the Option, if earlier.

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                  (g) If a Participant dies, any outstanding Option then held by the Participant shall become fully exercisable as of the date of the Participant's death. Any such Option shall be exercisable by the Participant's estate or beneficiaries following the Participant's death through the expiration date specified in the applicable Option Agreement and in such manner as if the Participant were living. Rights with respect to any such Option shall pass in the following order: (i) to beneficiaries so designated in writing by the Participant; or if none, then (ii) to the Participant's legal representatives;
or if none, then (iii) to the persons entitled thereto as determined by a court of competent jurisdiction.

                  (h) If a Participant ceases to be associated with the Company because the Participant is deemed by the Company to be disabled, any Option held by the Participant may be exercised by the Participant, if legally competent, or by a committee or other legally designated guardian or representative if the Participant is legally incompetent, through the expiration date specified in the applicable Option Agreement. Any such Option shall become fully exercisable as of the date of the Participant's termination of his association with the Company by virtue of such disability.

                  (i) If a Participant's association with the Company terminates in order that such Participant may assume a position with a governmental, charitable or educational agency or institution, such Participant's Options, to the extent permitted by law, shall continue in effect and be exercisable beyond the date of termination, up until the expiration date specified in the applicable Option Agreement. Any such Option shall become fully exercisable as of the date of the Participant's termination. To the extent permitted by law, the Participant may authorize a third party (including, without limitation, the trustee of a "blind" trust), acceptable to the applicable authorities, the Participant and the Committee, to act on behalf of the Participant with respect to such Options.

                  (j) If a Participant's association with the Company terminates by reason of the Participant's retirement at 62 years of age or thereafter, any outstanding Option then held by the Participant shall become fully exercisable as of the date of the Participant's retirement. Any such Option shall be exercisable through the expiration date specified in the applicable Option Agreement.

                  (k) An Option shall not be assignable or transferable to, or exercisable by, anyone other than the Participant to whom it is granted, except
(i) as provided in subparagraphs (g), (h), (i) and (j) of this Section 7 and
(ii) to (A) a member of the Participant's immediate family; (B) a trust solely for the benefit of the Participant and/or one or more members of his immediate family; or (C) a partnership or limited liability company, all of whose interests are owned by the Participant and/or one or more members of his immediate family (any of (A), (B) and (C) referred to as a "Permitted Transferee"), in each case as set forth in this Section 7(k). A permitted transfer under subparagraph (ii) hereof may be made only upon written notice thereof to the Company. A Permitted Transferee may not further assign, sell or transfer the transferred Option, in whole or in part, other than by will or by operation of the laws of descent and distribution and upon the terms and conditions described in subparagraphs (g) or (h) of this Section 7. A Permitted Transferee shall agree in writing to be bound by the provisions of this Plan. For purposes of this Section 7(k), "immediate family" shall mean the Optionee's spouse,

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children, children-in-law and grandchildren, including adopted and step-children and grandchildren.

                  (l) In the event of any change in the number of shares of outstanding Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, the Committee shall adjust proportionally the number of shares of Stock covered by each outstanding Option and the exercise price thereof. In the event of any other change affecting the Stock or any distribution (other than normal cash dividends) to holders of Stock, such adjustments as may be deemed equitable by the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event.

                  (m) Notwithstanding the provisions of paragraph (d) of this
Section 7, Options shall be subject to acceleration of exercisability in the event of a Change in Control of the Company, as provided in agreements between the Company and certain of its officers and directors which provide for certain protections and benefits in the event of a Change in Control (as defined in such agreements), or as shall be provided in applicable Option Agreements. "Change in Control" for purposes of the Plan and any Options shall mean a change in control of the Company under such circumstances as shall be specified (i) where applicable to any Options by any such agreement between the Company and a Participant as (A) may have been entered into prior to the effective date of the Plan or (B) shall be entered into after the effective date of the Plan upon such terms and conditions, to the extent applicable to any Options, as are substantially the same as those contained in earlier prior agreements with certain officers and directors, or (ii) in the applicable Option Agreement. For the purposes of the Plan or any Option, a "Change in Control" may, without limitation, be deemed to have occurred if (A) a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A under the Exchange Act occurs; (B) any "person" or "group" of persons (as the terms "person" and "group" are used in Section 13(d) and 14(d) of the Exchange Act and the rules thereunder) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the then outstanding securities of the Company; (C) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any other corporation or entity, unless the stockholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, (1) if the Company is the surviving corporation in such transaction, 60% or more of the combined voting power of the Company's outstanding voting securities as well as 60% or more of the total market value of the Company's outstanding equity securities,
(2) if the Company is not the surviving corporation, 80% or more of the combined voting power of the surviving entity's outstanding voting securities as well as 80% or more of the total market value of such entity's outstanding equity securities, or (3) in the case of a division, 80% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 80% or more of the total market value of each such entity's outstanding equity securities, in each case in substantially the same proportion as such stockholders owned shares of the Company prior to such transaction; (D) the Company adopts a plan of complete liquidation or winding-up of the Company;
(E) the stockholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets; or (F) a change of more than 25% in the composition of the Board occurs

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within a two-year period unless such change was approved in advance by at least two-thirds of the previous directors.

                  8. ADJUSTMENTS. In the event of any change in the outstanding Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation or similar event, the Committee shall adjust proportionally the number of shares of Stock
(a) reserved for issuance pursuant to the Plan and (b) available for Options.

                  9. AMENDMENT OR TERMINATION. The Committee may amend, modify, suspend or terminate the Plan for the purpose of (a) meeting or addressing any changes in any applicable tax, securities or other laws, rules or regulations or
(b) for any other purpose permitted by law. Subject to changes in law or other legal requirements which would permit otherwise, the Plan may not be amended without stockholder approval to (i) increase materially the aggregate number of shares of Stock that may be issued under the Plan (except for any increase resulting from adjustments pursuant to Section 7(l) or 8 hereof), or (ii) increase materially the benefits accruing to Participants or (iii) modify materially the requirements as to eligibility for participation in the Plan. Further, the Plan may not be amended in a manner that would alter, impair, amend, modify, suspend or terminate any rights of a Participant or obligation of the Company under any Options theretofore granted, in any manner adverse to such affected Participant, without the consent of such affected Participant.

                  10. NOTICE. Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Committee, c/o the Secretary of the Company, and shall become effective when received by the Secretary.

                  11. GOVERNING LAW. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by and construed under the laws of the State of Delaware.

                  12. EFFECTIVE AND TERMINATION DATES. The Plan, and any amendment hereof requiring stockholder approval, shall become effective as of the date of its approval by the stockholders of the Company by the affirmative vote of a majority of the votes cast at a stockholders' meeting at which the approval of the Plan (or any such amendment) is considered, PROVIDED that the total vote cast represents over 50% of all shares entitled to vote on the proposal. The Plan shall terminate on November 30, 2006, subject to earlier termination by the Board pursuant to Section 9 hereof, except as to Options then outstanding.

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